Exhibit (a)(1)(j)

CONTACTS:	Susan Hubbard, Investors
(650) 522-5715

Amy Flood, Media
(650) 522-5643

For Immediate Release

GILEAD SCIENCES ANNOUNCES EARLY TERMINATION OF

HART-SCOTT-RODINO WAITING PERIOD

Foster City, CA, January 6, 2012 – Gilead Sciences, Inc. (Nasdaq: GILD) today announced that it has received early termination of the required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (HSR Act) with respect to Gilead’s cash tender offer for Pharmasset, Inc (Nasdaq: VRUS).

On December 13, 2011, Gilead and Pharmasset filed the Premerger Notification and Report Forms required under the HSR Act with the Federal Trade Commission (FTC) and the Antitrust Division of the U.S. Department of Justice. On December 27, 2011, Gilead voluntarily withdrew and re-filed these forms to provide the FTC with additional time to review the information submitted by Gilead and Pharmasset and to seek clearance of the transaction without the need for a “Second Request” for additional information or materials from the FTC.

With the clearance of the subsequent filing, the tender offer is expected to close during the first quarter of 2012, subject to customary closing conditions. Unless the tender offer is extended, the offer and withdrawal rights will expire at 12:00 midnight, New York City time, on January 12, 2012 (one minute after 11:59 p.m., New York City time, on January 11, 2012).

About Gilead Sciences

Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. Gilead’s mission is to advance the care of patients suffering from life-threatening diseases worldwide. Headquartered in Foster City, California, Gilead has operations in North America, Europe and Asia Pacific.

Forward-Looking Statements

This press release includes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks, uncertainties and other factors. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding the intent, belief or current expectation of Gilead. Forward-looking statements include, without limitation, statements regarding business combination and similar transactions, prospective performance and opportunities and the outlook for the companies’ businesses, including, without limitation, the ability of Gilead to advance Pharmasset’s product pipeline or develop an all-oral antiviral regimen for HCV, performance and opportunities and regulatory approvals, the anticipated timing of data from clinical data; the possibility of unfavorable results of the companies’ clinical trials; filings and approvals relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions; and any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include: uncertainties as to the timing of the tender offer and merger; uncertainties as to how many of Pharmasset’s stockholders will tender their stock in the offer; the possibility that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived; the effects of the transaction on relationships with employees, customers, other business partners or governmental entities; other business effects, including the effects of industry, economic or political conditions outside of the companies’ control; transaction costs; actual or contingent liabilities; and other risks and uncertainties detailed from time to time in Gilead’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, as filed with the U.S. Securities and Exchange Commission. All forward-looking statements are based on information currently available to Gilead, and Gilead assumes no obligation to update any such forward-looking statements

Additional Information and Where to Find It

This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of Pharmasset. Gilead has filed a Tender Offer Statement on Schedule TO with the U.S. Securities and Exchange Commission, and Pharmasset has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the offer. Pharmasset stockholders and other investors are urged to read the tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other offer documents) and the Solicitation/Recommendation Statement because they contain important information which should be read carefully before any decision is made with respect to the tender offer. The Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement, have been made available to all stockholders of Pharmasset at no expense to them. The Tender Offer Statement and the Solicitation/Recommendation Statement are available for free at the Commission’s web site at www.sec.gov. Free copies of these materials and certain other offering documents are available by mail to Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, CA 94404, attention: Investor Relations.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement, Gilead and Pharmasset file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information filed by Gilead or Pharmasset at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Gilead’s and Pharmasset’s filings with the Commission are also available to the public from commercial document-retrieval services and at the website maintained by the Commission at www.sec.gov.

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